BHIL DISTRIBUTORS, INC. –

DIAMOND HILL FUNDS

UNDERWRITING AGREEMENT

Dated April 30, 2009

Amendment to revise language re. filing of template agreements and to add specific privacy and confidentiality language to the underwriting agreement

Effective May 16, 2011

This amendment is made by BHIL Distributors, Inc. and Diamond Hill Funds, to delete the following paragraph (5(c)):

5. FINRA Rules, etc.

(c) Underwriter agrees to furnish to the Trust sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

and to replace it with the following:

5. FINRA Rules, etc.

(c) Underwriter agrees to furnish to the Trust sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in adequate time for the Trust to file them with the proper authorities.

In addition, this amendment shall add a new paragraph 20 to the underwriting agreement, as has been amended by both parties from time to time, as follows:

20. Privacy and Confidentiality

Each party hereto agrees that any Nonpublic Personal Information, as the term is defined in Securities and Exchange Commission Regulation S-P (“Reg. S-P”), that may be disclosed by a party hereunder to the other party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement, and contemplates that such information may be disclosed to and from the Trust’s designees pursuant to terms of written agreements and, as permitted, under agreements with dealers who have a written agreement with Underwriter as well; provided however that both parties represent that any such written agreements contain specific representations about safeguards and compliance policies and procedures implemented under Reg S-P. Each party agrees that, with respect to such information, it will comply with Reg. S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law. This section shall survive the termination of this Agreement.

This amendment is made pursuant to the amendment provisions in the Underwriting Agreement (Section 10), and all other provisions of the Underwriting Agreement remain in full force and effect.

BHIL DISTRIBUTORS, INC.

By:	/s/ Scott Englehart
Scott Englehart, President

DIAMOND HILL FUNDS

By:	/s/ James Laird
James Laird, President